SEPARATION AGREEMENT

This Separation Agreement is entered into this 2nd day of June, 2014, by and between UNITED FINANCIAL BANCORP, INC. and UNITED BANK (collectively, “United”) and J. JEFFREY SULLIVAN (“Sullivan), in order to reflect the terms and conditions relating to the mutual agreement to terminate Sullivan’s employment with United (hereinafter “the Agreement”).

Whereas Sullivan and United by way of merger are parties to an Employment Agreement dated November 14, 2013 (“Employment Agreement”) and;

Whereas Sullivan and United have agreed that the employment relationship between Sullivan and United will terminate and Sullivan will resign as a Director, officer and employee of United and any all subsidiaries and affiliates (including the United Bank Foundation) thereof, and that the Parties desire to resolve, fully and finally all outstanding matters, disputes, and issues between them in this Agreement;

Whereas United is agreeable for Sullivan to receive certain separation benefits from United conditioned upon Sullivan’s entry into the Agreement and that these payments are in lieu of any and all amounts Sullivan might otherwise claim from United.

Now therefore, in consideration of the mutual covenants undertaken and promises hereinafter set forth, the parties hereby agree as follows:

1.
Sullivan’s employment with United shall terminate by mutual agreement effective as of the expiration of Sullivan’s right of revocation as provided in Paragraph 22 (the “Effective Date”).  Sullivan’s resignation from his position as President of United and from any other office he holds with United, its subsidiaries and affiliates (including the United Bank Foundation), including any and all positions on the Board of Directors thereof, shall automatically become effective.

2.
At the payroll period next following the Effective Date, United shall pay Sullivan any outstanding unpaid base salary accrued up to and including the Effective Date of this Agreement in a single lump sum less appropriate withholding for applicable state, federal, and local taxes and all other reductions required by law in accordance with United’s normal payroll practices.

3.
At the payroll period next following the Effective Date and Sullivan’s  return to United of  all of its confidential or proprietary information or materials in his possession or control as set forth in Section 5 United will pay to Sullivan the following Separation Benefits (“Separation Benefits”):

(a)
Separation pay in the total gross amount of NINE HUNDRED EIGHT THOUSAND DOLLARS ($908,000)  to be paid in three installments with the first installment paid on the payroll period next following the Effective Date in the amount of FIVE HUNDRED TWENTY THOUSAND DOLLARS ($520,000)  and thereafter on June 1, 2015, the second installment of TWO HUNDRED SIX THOUSAND DOLLARS ($206,000) and thereafter the  third and final installment on June 1, 2016 of ONE HUNDRED EIGHTY TWO THOUSAND DOLLARS ($182,000), all three installments made less withholding for applicable federal, state, and local taxes and all other deductions as required by law;

(b)
Supplemental Executive Retirement Benefits (“SERP”) in the total gross amount of Eight Hundred Ninety-Two Thousand ($892,000) Dollars payable in a lump sum after the expiration of six months following the Effective Date. The parties hereby agree that Sullivan is fully vested in his right to receive his benefit under the SERP and that his benefit under the SERP is not forfeited by reason of his separation from employment with United hereunder.

4.
In consideration of promises made herein by United, Sullivan expressly acknowledges and agrees that although United is prepared to provide the Separation Benefits set forth in Paragraph 3 above, he has no legal right to and waives claims to any and all other benefits to which he might be entitled under the terms of any other agreement.  Also in consideration of the promises made herein by United, Sullivan also confirms that no other monies are due to him from United other than as provided for in this Agreement and that he is not entitled to participate in any other employee or executive benefit plans and that no other compensation in any form is due to him other than as set forth in this Agreement. Sullivan’s benefits, including but not limited to health and welfare (medical, dental, vision) will cease as of the Effective Date of this Agreement.  Sullivan can elect the period of continued health benefits coverage to which Sullivan is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

5.	Confidentiality.

It is also agreed that Sullivan  will not, directly or indirectly, for himself or on behalf of any other person, firm, association or entity, engage in any of the following acts or conduct at any time hereafter disclose any confidential, proprietary or trade secret information of United, including but not limited to, information about its business, business plans, personnel, product information, plans or activities, marketing methods or plans, internal financial information or customer information to any person, firm, association, customer, corporation or other entity, and any such confidential or proprietary information or materials in Sullivan’s possession shall have been returned to United prior to or simultaneous with Sullivan’s execution of this Agreement. To the extent that Sullivan has confidential information of United on his personal computer or other electronic device, including but not limited to e-mail correspondence, Sullivan hereby acknowledges that he has made no use of such information and that, prior to his execution of this Agreement, he will have permanently destroyed or deleted such confidential information from his personal computer or other electronic device and that he has signed the attached Exhibit A certifying the destruction of such confidential documents to the extent that confidential information was on his personal computer or other electronic device.

6.	Restrictive Covenants.

(a)
Non-Competition  For a period of eighteen (18) months from the Effective Date, Sullivan will not, acting alone or in conjunction with  others, directly or indirectly  engage (either as owner, investor, partner, stockholder, employer, employee, consultant, agent, advisor, or director) in any business of any savings bank, savings and loan holding company, bank, bank holding company, or other institution engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity, that conducts business from an office located within a twenty-five (25) mile radius of West Springfield; and further, for a period of twelve (12) months from the Effective Date, Sullivan will not, acting alone or in conjunction with others, directly or indirectly engage (either as an owner, investor, partner, stockholder, employer, employee, consultant, agent, advisor, or director) in any business of any savings  bank, savings and loan holding company, bank, bank holding company, or other institution engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity that conducts business within a twenty-five (25) mile radius of any branch from which United conducts business at the Effective Date.

(b)
Non-Solicitation   For a period of twenty four (24) months from the Effective Date, Sullivan will not directly or indirectly (i) encourage, induce or otherwise solicit any customer of United with whom he has had contacts or relationships or of which he has knowledge, directly or indirectly during and within the scope of your employment with United, to curtail, modify or cancel their business with United or any such affiliate; (ii) encourage, induce, or attempt to influence, any employee of United or any of its affiliates to terminate employment or leave employment with United; or (iii) solicit, encourage, hire, or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who was an employee of United (including its predecessor institution) within the last six(6) months prior to the Effective Date.

7.
Sullivan further agrees to cooperate with United by making himself available to testify on behalf of United or any subsidiary or affiliate of United, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist United, or any subsidiary or affiliate of United, in any action, suit or proceeding, by providing information and meeting and consulting with the Boards or their representatives or counsel, or representatives or counsel to United, or any subsidiary or affiliate of United, as requested.

8.
Sullivan shall not, at any time make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may directly or indirectly, disparage United or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations including any predecessors, officers, directors, employees, or advisors.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Sullivan from making truthful statements that are required by applicable law, regulation or legal process.

9.
 United, its Executive Officers, and its Directors shall not, at any time make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage Sullivan. Notwithstanding the foregoing, nothing in this Agreement shall preclude United from making truthful statements that are required by applicable law, regulation or legal process.

10.
In the event you violate any of the terms of the Confidentiality,  Noncompetition, and Non-solicitation restrictions contained in Sections 5 and 6 of this Agreement,  or materially breach or violate any provision of this Agreement, or if United is required to prepare an accounting restatement of financial reports due to a material noncompliance as a result of your misconduct, or United subsequently learns of any misconduct by you which occurred prior to the Effective Date of this Agreement which you have not previously disclosed to United (provided the amount of damages to United is not less than $50,000),  United shall have the right, upon approval of not less than  2/3rds of the entire  Board of Directors of the Company ,to cease payment of  all future payments otherwise payable under this Agreement;  furthermore, in such case, Sullivan agrees to forfeit and repay immediately any Separation Benefits already paid and to forfeit any Separation Benefits you have yet to receive under Paragraph  3 of this Agreement.

11.
All rights to indemnification by United existing in favor of Sullivan as provided in United’s Certificate of Incorporation or By-laws or the Agreement and Plan of Merger between United Financial Bancorp, Inc. and Rockville Financial, Inc. or the Employment Agreement or pursuant to other agreements in effect on or immediately prior to the Effective Date shall continue in full force and effect from the Effective Date, and United shall also advance to Sullivan expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law, provided, however, that any determination required to be made with respect to whether Sullivan’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and United’s Certificate of Incorporation or By-laws or the Agreement and Plan of Merger between United Financial Bancorp, Inc. and Rockville Financial, Inc. or the Employment Agreement or any other agreement shall be made by independent counsel mutually acceptable to Sullivan and United (except to the extent otherwise required by law).  After the date hereof, United shall not amend its Certificate of Incorporation or By-laws or any agreement in any manner which adversely affects the rights of Sullivan to indemnification thereunder except as is otherwise required by applicable law or regulation. United warrants that it has not amended its Certificate of Incorporation, By-laws or any other agreement in such a way as to affect Sullivan’s right to indemnification since November 14, 2013.  Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of Sullivan to indemnification pursuant to applicable law.  In addition, United will maintain directors’ and officers’ liability insurance in effect and covering acts and omissions of current and former executives and directors of United, including Sullivan for a period of not less than six years after the Effective Date on terms substantially no less favorable than those in effect on the date of execution of this Agreement.

12.
Sullivan and United agree that money damages would not be a sufficient remedy for a breach of the obligations under this Agreement and that, as a consequence of any such breach, Sullivan and United would suffer irreparable harm and would be without an adequate remedy at law.  Accordingly, in addition to all other remedies that the parties may have available to them, including those of forfeiture and repayment, Sullivan and United shall be entitled to specific performance and/or injunctive or other equitable relief as a remedy for breach of the provisions of this Agreement.  Sullivan and United agree to waive any requirement for a bond in connection with any such injunctive or other equitable relief. In any action for such injunctive or other equitable relief, the prevailing party shall be entitled to the recovery of its reasonable costs, including attorneys’ fees, incurred in the enforcement of any provision of this Agreement.

13.
United agrees and acknowledges that prior to  commencing any action seeking  injunctive or other equitable relief against Sullivan, United shall obtain not less than 2/3rd approval of the entire  Board of Directors of the Company.

14.
United will respond to requests for employment verification by confirming Sullivan’s dates of employment and position held and by advising that Sullivan’s separation from United was by mutual agreement.  Sullivan will refer such requests to United’s Human Resources Department.  If Sullivan re-applies for employment with United after the Effective Date of this Agreement, United, in its sole and exclusive discretion, may refuse the application and reject Sullivan’s employment without incurring any liability of any type whatsoever, based on this Agreement.  Sullivan agrees that any refusal or failure by United to employ or re-employ him shall not be unlawful retaliation or discrimination against him.

15.
In exchange for and in consideration of the promises made herein by United to provide the separation benefits described in Paragraph 3 of this Agreement, Sullivan hereby fully and finally waive, release and forever discharge United, their respective officers, directors, agents and employees (collectively “Released Parties”), from any and all actions, causes of action, claims for bonuses, wages, benefits or other forms of compensation, charges, complaints and demands whatsoever, including any and all claims under any agreement, plan, program, the Employment Agreement, or the SERP, Change in Control Agreement by and between the former United Bank and J. Jeffrey Sullivan, or any claims in law or equity, which against United, or any of the other Released Parties,  dependents, heirs, creditors, executors, administrators, successors and assigns ever had or may have, whether now known or unknown, including, but not limited to, all claims relating to  employment with United and the termination thereof up to and through the date of this Agreement.  This total and complete waiver also includes, without limitation, all claims arising under the National Labor Relations Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Connecticut Human Rights Law, the Connecticut Fair Employment Practices Act, the Vocational Rehabilitation Act, the Americans with Disabilities Act, as amended, the Family Medical Leave Act, the Older Workers Benefit Protection Act of 1990, and any other federal, state or local discrimination, bias, human or civil rights, wage-hour, pension or labor law, rule, and/or public policy, any contract claim including any breach of contract claim,  any claim arising out of common law, or any claim, whether known or unknown, of any kind whatsoever up to and including the date of the signing of this Agreement.

United hereby releases Sullivan only from claims, charges, complaints, and demands and any claims in law or equity, which it has against Sullivan which it knows about up to and including the date of the signing of this Agreement. Specifically it is the intent of this Release and Agreement to only release claims that United knows about with respect to Sullivan and that it does not release any claims of which it is not aware including any claims related to actions of misconduct by Sullivan prior to the Effective Date of this Agreement. United agrees that prior to commencing any action with respect to any such claim, it will obtain approval of not less than 2/3rds of the entire Board of Directors of the Company.

16.	Sullivan and United affirm that neither has any currently pending lawsuits or demands for arbitration in any Court or other forum as of the date on which the Agreement is executed.

17.
Sullivan understands that he is releasing claims that Sullivan may not know about.  Sullivan acknowledges and agrees that it is his intent to release all possible claims, whether or not he is aware of them, and that Sullivan does so knowingly and voluntarily.  Sullivan further understand that this Release applies to any claims  may have related to the amount of the payments you receive pursuant to this Agreement

18.
Sullivan and United agree that neither they nor anyone acting on their behalves will encourage or induce any person or entity, including but not limited to any past, present, or prospective employee, consultant, contractor, customer, or competitor of United to bring claims, complaints or suits of any kind against any of the Released Parties.

19.
This release will not prohibit Sullivan from filing a charge or complaint with, communicating with, or cooperating with any investigation of unfair or illegal employment practices by, the United States Equal Employment Opportunity Commission (“E.E.O.C.”) or Connecticut Commission on Human Rights and Opportunities or Massachusetts Commission Against Discrimination.  However, Sullivan agrees that he will not accept any monetary recovery from any charge or complaint filed against the Released Parties before the E.E.O.C. or the Connecticut Commission on Human Rights and Opportunities or the Massachusetts Commission Against Discrimination.

20.	Governing Law; Disputes.

a.
Governing Law.  This Agreement shall be binding upon the parties, their heirs, executors, administrators, successors and assigns, and shall be deemed to have been made in the State of Connecticut. This Agreement and the rights and obligations of United and Sullivan are governed by and are to be construed, administered, and enforced in accordance with the laws of the State of Connecticut, without regard to conflicts of law principles.  If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted therefrom.  The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion thereof.  If any court determines that any provision of Section 6 of this Agreement is unenforceable because of the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.  Anything in this Agreement to the contrary notwithstanding, The terms of this agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of  the Code.

b.	Dispute Resolution:

i.
Negotiation.  United and Sullivan shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Chairman of the Board of the Bank and Sullivan.  Any party may give the other party written notice of any dispute to the other party.  Within 15 days after delivery of the notice, the receiving party shall submit to the other, a written response.  The notice and response shall include a statement of that party’s position and summary of arguments supporting that position.  Within 30 days after delivery of the initial notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute.  All negotiations pursuant to this clause (i) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  Notwithstanding the foregoing, Sullivan and United shall be permitted to pursue injunctive relief contemplated by paragraph 12 of this Agreement without first pursuing negotiation.

ii.
Mediation.  If a dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, or if the parties failed to meet with 30 days after delivery, the parties shall endeavor to settle the dispute by mediation under CPR Mediation Procedure then currently in effect; provided, however, that if one party fails to participate in the negotiation as provided herein, the other party can initiate mediation prior to the expiration of the 45 days.  Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. Notwithstanding the foregoing, Sullivan and United shall be permitted to pursue injunctive relief contemplated by paragraph 12 of this Agreement without first pursuing mediation.

iii.
Arbitration.  Any dispute arising under or in connection with this Agreement which has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three independent and impartial arbitrators, of whom each party shall designate one; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrations may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Hartford, Connecticut.  For purposes of entering any judgment upon an award rendered by the arbitrators, United and Sullivan hereby consent to the jurisdiction of any of all of the following courts: (1) the United Stated District Court for the District of Connecticut, (ii) any of the courts of the State of Connecticut, or (iii) any other court having jurisdiction.  United and Sullivan hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, Sullivan and United shall be permitted to pursue injunctive relief contemplated by paragraph 12 of this Agreement without first pursuing arbitration.

Interest on Unpaid Amounts.  Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by United.

21.
United shall reimburse Sullivan for all reasonable legal fees and consulting fees he has incurred in connection with this Agreement and events leading to the negotiation, drafting and execution of the same and will provide details of invoices related to such billings for review by United in advance of this Agreement’s execution.

22.
Sullivan acknowledges that he has been advised that he can have up to twenty-one (21) days to consider the meaning and effect of this Agreement.  Any revisions to its terms as a result of negotiation of the parties will not re-start the running of the up to 21 day period.  Sullivan understands also that he may revoke his execution of this Agreement within the seven (7) day period immediately following the day he signs this Agreement.  Sullivan understands that this Agreement shall not become effective or enforceable until the revocation period has expired.  Any revocation within this period must be submitted in a signed writing to United and state, “I hereby revoke my acceptance of our Separation Agreement”.  Said revocation must be mailed or personally delivered to United, at its headquarters located at 45 Glastonbury Boulevard, Glastonbury, Connecticut 06033, addressed to the attention of the Chief Executive Officer, so it is received within seven (7) days of Sullivan’s execution of this Agreement.

23.
Sullivan and United acknowledge that they have been advised of their right to consult with an attorney prior to executing this Agreement, that they have been afforded ample opportunity to do so, and they have in fact done so.

24.
Sullivan and United acknowledge that they have carefully read and fully understand the terms of this Agreement.  They acknowledge that they have signed this Agreement of their own free will in exchange for the consideration to be provided to them as set forth herein.

25.
No representative of either party has made any representations or promises to the other party concerning the terms or effects of this Agreement other than those contained in this Agreement, and in executing this Agreement, the Parties do not rely and have not relied upon any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise.

26.
This Agreement constitutes the entire Agreement of the parties and supersedes all prior agreements and understandings concerning its subject matter.  This Agreement may not be modified or amended except by a writing signed by both parties.

27.	This Agreement is not and shall not be considered an admission of any wrongdoing on the part of Sullivan or United.

28.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  If any provision contained in this Agreement is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the Court making such determination shall have the right to reduce such extent, duration, scope or other parameter so that in its reduced form any such restriction shall thereafter be enforceable to the maximum extent permitted by law.

29.
The language used herein will be deemed to be language chosen by the parties to express their mutual intent.  In the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the day and year first above written.

UNITED FINANCIAL BANCORP, INC.

June 2, 2014	/s/ William H. W. Crawford IV
Date Signed	William H. W. Crawford IV
Its Chief Executive Officer
Duly Authorized

UNITED BANK

June 2, 2014	/s/ William H. W. Crawford IV
Date Signed	William H. W. Crawford IV
Its Chief Executive Officer
Duly Authorized

June 2, 2014	/s/ J. Jeffrey Sullivan
Date Signed	J. Jeffrey Sullivan

EXHIBIT A

AFFIDAVIT OF J. JEFFREY SULLIVAN

I, J. Jeffrey Sullivan, being duly sworn, hereby depose and say:

1.  I am over the age of eighteen (18) and believe in the duties and obligations of an oath;

2.  I have neither used nor have distributed, disseminated, shared or disclosed or otherwise permitted access to any confidential or trade secrets or proprietary information of United or any information specifically referred to in Paragraph 5 of the Separation Agreement.

3.  I, or somebody at my direction, have destroyed, deleted, or made otherwise completely inaccessible all electronic versions of any confidential and/or proprietary information of United  that I had on any personal computer or other electronic device including but not limited to any iPad, iPhone, or in any drop box or other electronic storage device. I further certify that to the extent I had any United confidential documents or proprietary information, that said information has been returned prior to, or simultaneous with, the execution of the Separation Agreement.

4.  The foregoing is true and correct to the best of my knowledge, information and belief.

Executed at ________, Connecticut, this __ day of June, 2014.

________________________________
  J. Jeffrey Sullivan

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STATE OF CONNECTICUT                                              )
)           ss: _______________
COUNTY OF __________                                                )

Personally appeared, J. Jeffrey Sullivan, who swore to and subscribed the above affidavit before me, this __ day of June, 2014.

________________________________
Notary Public
My Commission Expires

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